Distributor Agreement

INNOVATIVE LABORATORY SOLUTIONS, LLC

This Distributor Agreement (the "Agreement") is made and effective this day of February 18, 2016, by and between Innovative Laboratory Solutions, LLC, whose main office is located at 1900 Purdy Avenue, #5, Miami Beach, FL 33139, ("ILS"), and iHealthcare, Inc., whose principle office is located at: 141 NE 3rd Avenue, 9th Floor, Miami, FL, 33132 (“Distributor”). Both ILS and Distributor may be collectively referred as the “Parties".

WHEREAS,

•	ILS provides Drugs of Abuse cups and other items for use in substance abuse treatment.

•	The Distributor is in the healthcare business and wishes to sell and market certain products sold by ILS.

•	The Distributor wishes to obtain from ILS the right to market, sell and distribute these products pursuant to the terms and conditions set forth in this Agreement.

•     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, the parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1   “Product” or “Products” shall mean, collectively, certain products offered for sale by ILS, including but not limited to, specimen cups and other products or medical devices.

1.2   “Documentation” shall mean, collectively, instructions, and other written materials made available by ILS in printed or electronic format to assist in the use of the Products.

1.3   “Customers” are purchasers of any Products from Distributor who have paid for an order.

1.4   "Trademarks" includes ILS trademarks, service marks, trade names, and service names.

2.	APPOINTMENT

ILS hereby appoints Distributor, and Distributor hereby accepts such appointment (the “Appointment”), as an independent, and preferred reseller of the Products for ILS as set forth below:

Distribution Rights. ILS hereby appoints and assigns to Distributor the authority to sell and distribute all Products as defined below.

3. PRICING, ORDERS, PAYMENTS & DELIVERY

3.1	Pricing.

Distributor shall have the right to purchase            drug of abuse toxicology cups from ILS at           . Pricing for ILS Products purchased by Distributor at a quantity greater than            will be established by the parties in writing.

3.2	Purchase Order.

All order for products shall be made pursuant to a written Purchase Order submitted by Distributor to ILS (“Purchase Order”), in the form designated by ILS, and as amended from time to time at the sole discretion of ILS. The Purchase Order form which is currently acceptable to ILS, is attached as Exhibit “B”. All Purchase Orders shall be made expressly subject to the terms and conditions of this Agreement.

In no event shall any Purchase Order contain terms or conditions that are contrary to this Agreement, add contain new terms and conditions to this Agreement, or change the terms and conditions of this Agreement. If a Purchase Order violates the provisions in this section in any way, then: (1) the portions of the Purchase Order that contain the violations are automatically null and void, and have no force and effect; and (2) ILS has the right to refuse to process such Purchase Order, or to accept the Purchase Order and ignore the portions that violate this section.

3.3	Payment.

Unless otherwise agreed to by Distributor in writing, Distributor shall pay ILS for all Products as set forth below:

a.	Payment in full. Distributor shall pay for the entire Order at the time of placement; OR
b.	Two Payments. Only in the event Delivery is effected at a freight shipper (as noted below), then Distributor has the option to split payment of the Order into two payments as set forth below:
1.	Fifty percent (50%) of the each Order total is due immediately upon placement of Order.
2.	The remaining fifty percent (50%) of the each Order total is due before the Product is released to Distributor or Distributor’s client.

All payments from Distributor to ILS hereunder shall be in United States Dollars, and can be made via cash, money order, electronic wire transfer, or credit card. Credit card processing fees are paid by the Distributor.

3.4	Delivery.

Each Order is deemed delivered (“Delivered”) to Distributor as noted below:

a.	Freight Shipper. ILS designates delivery at a freight shipper as the preferred method of delivery. The Product in an Order is deemed Delivered to Distributor once all of the following have occurred: (1) ILS gives the freight shipper authorization to release the Product in the Order to Distributor; and (2) the freight shipper releases the Product in the Order to Distributor; or
b.	Designated Location. The Product in an Order shall be deemed Delivered once the Product arrives at the location designated by Distributor in the Purchase Order.

Delivery locations must be within the Contiguous United States, Alaska or Hawaii. ILS shall bear the risk of delivery up until the delivery location. For delivery locations outside the United States, the parties shall discuss and reach mutually beneficial terms on a case by case basis.

3.5	Order Cancellation by ILS.

ILS may cancel any Order placed by Distributor and accepted by ILS, if Distributor fails to make any payment for the Product as provided in this Agreement.

4. OBLIGATIONS AND REPRESENTATIONS OF DISTRIBUTOR

4.1	Products - No Tampering or Re-licensing.

Distributor will distribute the Medical Products with all warranties, disclaimers and license agreements intact and not obscured, as provided from ILS. Distributor will advise its Customers as to the nature and terms applicable to the Products.

4.2	Technical Capability.

Distributor will have the technical capability to enable it to demonstrate and explain in detail to its Customers the features and capabilities of the Products. From time to time, ILS may impose reasonable training or certification requirements on Distributor in connection with the resale of certain Products. If a certification is required by ILS in the future, after a reasonable period of time is given to Distributor to obtain the certification, Distributor will be required to satisfy the requirement before future orders for such Products will be accepted by ILS. Certification requirements will be supplied to Distributor in writing by ILS from time to time during the term of this Agreement.

4.3 Distributor’s Obligations and Covenants

Distributor warrants and agrees:

a.	to focus efforts on providing management, supervision, training, invoicing services, collection services, quality assurance, and monitor utilization in regard to the Products;
b.	to conduct business in a manner that reflects favorably upon the Products and their high quality image and reputation, and upon the reputation of ILS;
c.	hire, train and employ at its place or places of business competent, professional and ethical sales, technical and support personnel to sell and support products as required by the demands of the market.
d.	stay current with respect to information concerning the Products and, where appropriate, attend ILS training with respect to the Products;
e.	maintain adequate levels of personnel and other facilities to assure prompt handling of all inquiries, orders, shipments and limited post-sales support for the Products;
f.	maintain, for demonstration purposes, adequate equipment and other resources to properly demonstrate the Products;
g.	to avoid illegal or misleading practices in regard to this Agreement that are or might be detrimental to the Products, ILS or the public;
h.	comply with all Federal and State healthcare laws, rules and regulations, including but not limited to Stark, Anti-Kickback, False Claims Act, etc.;
i.	avoid helping, aiding or assisting a Customer in any way to violate any Federal and State healthcare laws, rules and regulations, including but not limited to Stark, Anti-Kickback, False Claims Act, etc.;
j.	not to create and afterward publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising material. This provision does not apply to publications created or provided by ILS; and
k.	not to make representations, warranties or guarantees to its Customers with respect to Product or the capabilities of the Products that are false, misleading or inconsistent with the literature distributed by ILS, including all warranties and disclaimers contained in such literature. This provision does not apply to representations created or provided to Distributor directly by ILS;
l.	to comply with any minimum sales volumes or quotas, if any, which have been agreed to by the Parties and reduced to writing. Minimum sales volumes or quotas may be adjusted or amended by agreement of the Parties at any time during the course of this Agreement.
m.	to comply with any minimum marketing efforts, which include a quarterly promotion of ILS Products in any one or more of the following manners, including, but not limited to: Mailers, telemarketing, advertising, press releases, other print ads, trade shows, speeches, presentations, etc. These promotional efforts will be in addition to any promotional efforts undertaken in conjunction with ILS. The standard requirements are subject to change by mutual agreement of the Parties and shall take effect 30 calendar days after such agreement is reached; and
n.	to follow all of the following in regard to Marketing and Promotion Efforts for the Products:
1.	Promotion and Marketing: Distributor, at its expense and discretion, will use its best efforts to promote the marketing and licensing of the Products to its Customers by utilizing commercially available and acceptable means of marketing including, but not limited to, advertising, telemarketing, other direct mail campaigns, trade shows, conventions, seminars, personal solicitation, demonstrations, and distribution of promotional materials, all in accordance with this Agreement.

Unless agreed to in advance by ILS, Distributor will pay any and all costs and expenses related to attending trade shows, conventions and seminars, which it has chosen to attend or take part in. ILS will at its own discretion and expense, determine whether to send representatives to assist the Distributor in these marketing efforts.

2.	Promotional Literature: Any promotional literature used by Distributor in regard to the Products must meet all of Distributor’s responsibilities under this Agreement. Distributor cannot develop or use any other product literature other than that provided by ILS without the written consent of ILS.

4.4	Distributor’s Financial Condition.

Distributor represents that, as of the effective date of this Agreement, it is in sound financial condition.

4.5	Product Packaging.

The Distributor may, with prior written approval of ILS, make changes to the product label (i.e., private label) for a client at an additional cost to Distributor. Unless there is a legitimate business reason otherwise, ILS will typically approve the custom packaging of any product provided that the following requirements are met:

a.	The requested change is in the interest of ILS;
b.	The requested change does not cause harm to any of ILS’ business trademarks, patents or other intellectual property;
c.	The requested change does not violation any trademark, patent or other intellectual property right of another entity; and
d.	The requested change complies with all applicable FDA laws and rules.

5.	ILS’S OBLIGATIONS
5.1	ILS Obligations and Covenants.

ILS warrants and agrees:

a.	to cooperate and promptly provide true and accurate specifications, details or other information to Distributor for use by Distributor as part of its marketing, promotional or compliance activities of ILS Products;
b.	to process and deliver all Orders for the Products received from Distributor in a timely manner;
c.	to take diligent care to pack the products in the most secure fashion possible to insure best protection of the products.
d.	that all Orders of the Products sold or shipped under this Agreement shall be of first quality, without any defects and in full conformity with all applicable laws, regulations and requirements in effect within the Territory; and
e.	to assist Distributor with its efforts to set up any training or certification requirements set forth by ILS.
f.	ILS shall utilize it best efforts to have manufacturer replace any damaged products which occurred prior to receipt of Products by Distributor, however occurred.

6. Force Majure.

The Parties shall not be responsible for any failure to perform due to unforeseen circumstances or to causes beyond the Parties control, including but not limited to acts of God, war, riot embargoes, and acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation, facilities, fuel, energy, labor or materials. In the event of any such delay, ILS may defer the delivery date of orders for the Products for a period equal to the time of such delay. ILS shall not be liable for any damages, direct, consequential, special, or otherwise, to Distributor or to any other person for failure to deliver or for any delay or error in delivery of the products for any reason whatsoever.

7. DISCLAIMER.

Except as explicitly set forth in writing in this Agreement, ILS makes no additional performance representations, warranties, or guarantees, either express or implied, oral or written, with respect to ILS Products or any services covered by or furnished pursuant to this Agreement.

8.	INTELLECTUAL PROPERTY.
8.1	Limited Rights.

By performance of this agreement, Distributor shall not acquire any right to any of ILS Trademarks, or its copyrights, patents, trade secrets, commercial symbols, goodwill, or other form of its intellectual or commercial property. Distributor shall use ILS’s trademarks only as set forth in this Agreement. ILS may from time to time discontinue or modify its Trademarks, add new Trademarks, and revise these instructions, or those set forth elsewhere in this Agreement, to protect the standards of quality established for ILS goods and services marketed and/or licensed under its Trademarks. It is expressly understood by ILS that Distributor develops software, including but not limited to Medical Devices and Operating Systems, which may be considered competitive to ILS.

8.2	Protection of Trademarks.

ILS shall have sole and exclusive right to protect and defend the Trademarks, at its sole cost and expense. ILS shall not be liable to Distributor for any loss or damage suffered by Distributor as a result of the use of the Trademarks, any litigation or proceeding involving the Trademarks or any failure by ILS to protect or defend the Trademarks.

9.	CONFIDENTIAL INFORMATION
9.1	Confidential Information.

As used herein, "Confidential Information" shall mean all information concerning either party (the "Disclosing Party") to which the other party (the "Receiving Party") is provided access by virtue of this Agreement or its activities hereunder, including without limitation source code, technical data, sales information, quantity and kind of ILS Products or Distributor Products marketed or sold, prices and methods of pricing, marketing techniques and plans, returns, unannounced products, product and process information, and such other information which, if disclosed to others, might be competitively detrimental to the Disclosing Party. Confidential Information shall not include any information which has been publicly disseminated in writing by the Disclosing Party, which the Receiving Party can show it knew prior to the Disclosing Party's disclosure hereunder, or which is rightfully received by the Receiving Party from a third party without restriction.

During the term of this Agreement and for five (5) years thereafter, the Receiving Party shall maintain the Confidential Information of the Disclosing Party in strictest confidence, shall not disclose it to any third party, and shall use it only as necessary to perform hereunder. The Receiving Party shall cause each of its officers, directors, employees, and agents to restrict disclosure and use of such Confidential Information in like fashion, and shall be responsible for any wrongful disclosure or use by any of them.

In the event any court or other authority orders the Receiving Party to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall use its best efforts to protect its confidentiality and shall forthwith notify the Disclosing Party thereof to enable it to do likewise. At the termination of this Agreement, the Receiving Party shall promptly return all tangible Confidential Information to the Disclosing Party.

9.2	Nondisclosure and Nonuse of Confidential Information.

Distributor acknowledges that: (i) the Confidential Information is a valuable, special, and unique asset of ILS, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to ILS; (ii) Distributor is in a position of trust and subject to a duty of loyalty to ILS, and (iii) by reason of this Agreement, Distributor will have access to the Confidential Information. Distributor, therefore, acknowledges that it is in ILS’s legitimate business interest to restrict Distributor’s disclosure or use of Confidential Information for any purpose other than in connection with Distributor’s performance of Distributor’s duties for ILS, and to limit any potential misappropriation of such Confidential Information by Distributor.

Distributor will not disclose or use at any time, either during the term of this Agreement or thereafter, any Confidential Information (as hereinafter defined) of which Distributor is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Distributor’s performance in good faith of duties assigned to Distributor by ILS; provided, however, that this sentence shall not be deemed to prohibit Distributor from complying with any subpoena, order, judgment, or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”). In the event there is an Order: (i) Distributor agrees to provide ILS with prompt written notice of any such Order and to assist ILS, at ILS’s expense, in asserting any legal challenges to or appeals of such Order that ILS in its sole discretion pursues, and (ii) in complying with any such Order, Distributor shall limit his or her disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Distributor will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Distributor shall deliver to ILS at the Termination Date, or at any time ILS may request, all memoranda, notes, plans, records, reports, electronic information, files and software, and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of ILS which Distributor may then possess or have under his or her control.

9. 3 NONCIRCUMVENTION AND NONSOLICIATION

Both parties acknowledge they will be selling directly to retail customers of urine specimen cups in the United States. In addition, iHealthcare intends to develop other Channel Partners in Europe, Russia, Caribbean and Latin America. The parties expressly agree to offer, honor and respect such sales as exclusive market rights to customers or channel partners developed and sold to in the territory by each respective party. Neither party shall attempt to solicit or interfere with or divert business from the other party’s customers or channel partners at any time. In the event of sales or channel conflicts which may inadvertently develop, the parties agree to work together in good faith to establish a mutually beneficial solution. A customer is defined by a paid sales order.

Further, Distributor will notify ILS in writing of approved Channel Partners as agreements are signed. Once so registered with ILS, ILS agrees to not circumvent such agreements, nor solicit such Channel Partners or their customers and automatically extends exclusive market rights to iHealthcare for such Channel Partner arrangements. In the event that ILS is contacted directly by a current Channel Partner or customer of a Channel Partner or customer of iHealthcare, ILS will use its best efforts to notify iHealthcare of the contact and refer the Channel Partner or customer back to iHealthcare to process orders. ILS shall not offer pricing nor accept orders from or with an iHeathcare Channel Partner or any or any Channel Partner customer or any iHealthcare customer that have not been properly placed and processed through iHealthcare.

In the event that a prospective Channel Partner or customer contacts both parties before an agreement is signed, the parties agree that the party to have made first contact will have first rights of refusal to enter into an agreement. In the event a Channel Partner opportunity arises from retail customers both parties have as customers, iHealthcare shall have the right of first refusal to sign a Channel Partner agreement should a Channel Partner opportunity arise from those retail opportunities. In the event that both parties are selling to retail entities of a new Channel Partner before a Channel Partner agreement is signed, the parties shall work together to ensure a mutually beneficial solution protecting the business interests and value already developed by each party, to the extent possible.

10. MUTUAL HOLD HARMLESS AND INDEMNIFICATION.

Each Party shall defend, indemnify and hold the other Party, its affiliated companies, shareholders, officers, directors, Board Members, agents, and employees harmless from any and all claims by any other party (including reasonable attorneys' fees and costs of litigation) resulting from, but not limited to, each Party’s [of this agreement] errors, acts, omissions or misrepresentations. This includes, but is not limited to:

a.	relating to Distributor's combining (or its authorizing others to combine) the ILS Products with any products not provided by ILS, or
b.	relating to Distributor’s marketing or distribution of the Products, subject to the following exception, that ILS had no part or responsibility in either creating, assisting, or providing information or direction related to the marketing and distribution giving rise to the third party claim or cause of action.

Each Party shall also defend, indemnify and hold harmless the other Party and its directors, officers, agents and employees against any and all loss, liability, damage, or expense, liability, damage, or expense, but not including attorneys’ fees unless awarded by a court of competent jurisdiction, for injury or death to persons, including employees of either Party, and damage to property, including property of either Party, arising out of or in connection with intentional, willful, or wanton, conduct regarding, but not limited to:

a.	the engineering, design, construction, maintenance, or repair of ILS’s products.

11.	LIMITATION OF LIABILITY.

EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN SECTION 10, IN NO EVENT SHALL ILS, ITS MEMBERS, EMPLOYEES, ASSIGNS OR AFFILIATED ENTITIES BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES NEGLIGENTLY CAUSED.

12.	TERM AND TERMINATION.
12.1	Initial Term.

This Agreement shall take effect upon full execution of the Agreement by both Parties (the “Effective Date”), and continue for an initial term of three (3) years (the "INITIAL TERM").

12.2	Renewal Term.

This Agreement shall automatically renew for additional consecutive one (1) year terms (the “Renewal Terms”) unless either Party gives the other Party prior written notification of its intent to let this Agreement expire. This notice must be delivered no less than forty-five (45) calendar days before such expiration of the then current Term, otherwise the Agreement shall renew for an additional Renewal Term.

12.3	Termination for Cause.
a.	Either party will have the right to terminate this Agreement at any time if the other party is in breach of any material term, and which such party fails to cure within 10 calendar day after receiving written notice of the breach and the party’s intention to terminate.

b.	ILS shall have the right to terminate this Agreement if Distributor:
1.	becomes insolvent;
2.	discontinues its business; or
3.	becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition for the benefit of creditors.

Such termination will become effective upon the non-terminating party’s receipt of a notice of termination at any time after the specified event.

12.4	Effect of Termination.

Upon termination or expiration of this Agreement:

a.	ILS may, at its option,
1.	cancel any non-final orders prior to shipment and refund to Distributor all related payments made in connection therewith, or
2.	keep all amounts paid by Distributor to ILS and provide the Products to Customers.

After termination notices, the due dates of all outstanding invoices to Distributor for the Products will be accelerated so they become due and payable on the effective date of the termination or expiration, even if longer terms had been previously provided. Notwithstanding any credit terms made available to Distributor prior to such notice, any Products ordered thereafter shall be paid for by certified or cashier’s check prior to activation.

b.	Distributor shall cease using any ILS trademark, logo or trade name and Distributor’s right to market and license any Products shall automatically terminate.

c.	Distributor’s obligations to pay ILS all amounts due hereunder, as well as either party’s obligations relating to indemnification, warranties, disclaimers or warranty, protection of proprietary rights and confidential information shall survive termination of this Agreement.

d.	The Non-Circumvention Section 9.3 shall remain in full force and effect post termination or expiration. ILS shall continue to honor sales agreements and recurring orders and terms in place made and developed by iHealthcare for customers and channel partners, provided customers and channel partners honor the payment terms of this agreement.
13.	COMPLIANCE WITH LAWS.

13.1 Compliance with Healthcare Laws, including “Kickback” Laws.

a.	"Kickback" as used in this clause means any illegal remuneration, money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind which is provided, directly or indirectly, for any designated health services for the purpose of improperly obtaining or rewarding referrals for items or services reimbursable by any Federal or State health care program, or in violation of any State of Federal laws.
b.	The Parties agree to comply with all State & Federal healthcare rules and regulations, as well as any laws, rules or regulations in any of the other jurisdictions in the Territory, including but not limited to any “Kickback” laws, such as Stark, Anti-Kickback and Florida’s Patient Self-Referral Act of 1992.
c.	Distributor will set up a compliance program to ensure that it maintains compliance with these healthcare provisions throughout the term of this Agreement. At a minimum, each year the parties will get together and review their business operations to ensure they are in compliance with all laws, rules and regulations governing the sale or distribution of the Products and the processes and procedures beings used by ILS or Distributor.
d.	The parties agree to use their best efforts to immediately and remedy any actions or obligations that they find may arguably be a current violation or a future violation, including making any contractual amendments to incorporate such changes. However, since the goal of the Parties is to always maintain compliance in all current and future activity, any change made pursuant to these provisions shall not establish or imply that the change was in fact a violation.

13.2 Compliance with other Laws.

ILS acknowledges that it is responsible for complying with all governmental laws, ordinances, rules and regulations in the United States ("Laws"), including without limitation all Laws which may govern (I) the importation, exportation, transportation, storage, marketing of Products in the Territory, and Government permits or approvals, compliance with customs requirements or testing of any Products. ILS shall cooperate fully with Distributor in complying with any governmental agency order or rule.

Distributor acknowledges that it is responsible for complying with all governmental laws, ordinances, rules and regulations of the Territory outside the United States ("Laws"), including without limitation all Laws which may govern (I) the importation, exportation, transportation, storage, marketing, distribution, sale, use and disposal of Products in the Territory, and Government permits or approvals, compliance with customs requirements or testing of any Products. ILS shall cooperate fully with Distributor in complying with any governmental agency order or rule. Distributor shall take all actions and precautions to put into place contractual obligations requiring its Customer or Channel partners to comply with such laws or regulations as well.

14. MISCELLANEOUS PROVISIONS

14.1	Independent Contractors.

The relationship of ILS and Distributor established by this Agreement is that of independent contractors. This Agreement does not give either party the power to direct and control the day to day activities of the other or otherwise participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

14.2	Amendments and Modifications of Terms.

This Agreement may only be modified or amended upon mutual written agreement signed by authorized representatives of the parties. No oral agreements or representations made after the Effective Date shall be valid or binding upon the parties unless they comply with the requirements of this paragraph.

Furthermore, the parties agree that at any time during this Agreement, they will cooperate with and shall not to unreasonably withhold consent, to amending or changing portions of the Agreement when the amendment or change is necessary or reasonable to facilitate either party's compliance with any law or regulation, including those in a particular Territory.

Notwithstanding the foregoing, ILS is not permitted to: (i) change the location or size of any Territory; (ii) charge any additional fees or costs whatsoever to Distributor other than those set forth herein, except as specifically authorized by this Agreement; or (iii) require Distributor to execute any additional agreements, amendments to this Agreement, or to follow any guidelines or rules that are materially different than the most current form of distribution agreement as it exists upon the Effective Date and as utilized by Distributor in North, South and Central America and Caribbean Basin.

14.3	Waiver.

The delay or failure by a party to exercise or enforce any of its rights under this Agreement shall not constitute or be deemed a waiver of the party’s right thereafter to enforce those rights, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

14.4	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, U.S.A., and the venue for any arbitration or litigation concerning this Agreement shall be in Miami Dade County, Florida. Distributor consents to the jurisdiction in Miami Dade County, Florida.

14.5	Dispute Resolution.

Prior to commencing any litigation or other legal or equitable formal action, the Parties may jointly decide to submit the dispute to non-binding mediation, where the parties will share equally all mediation fees.

14.6 Notices.

All notices and other communications hereunder shall be given in writing and delivered (a) by personal delivery, by prepaid overnight or courier service to the addresses set forth herein, or (b) by facsimile to such facsimile number as may be provided in writing by a party.

Notices are deemed given on receipt or attempted delivery (if receipt is refused).All notices, consents, waivers or other communications given hereunder shall be in writing, shall be delivered by hand, by registered or certified post (return receipt requested) or sent by facsimile, and shall be deemed received upon actual delivery. All notices shall be directed as follows with a copy to such other person as either Party may from time to time nominate:

To: ILS To: Distributor

Carlos Leon Noel Mijares

1900 Purdy Avenue, #5 141 NE 3rd Avenue, 9th Floor

Miami Beach, FL 33139 Miami, FL 33132

Fax. 305.671.3507 305-336-5608

Toll Free 1.800.615.0266 nmijares@ihealthcaresystems.com

carlos@inodetox.com Email Address

14.7	Assignment / Subcontracting.

Distributor may not assign or subcontract its rights or obligations without first obtaining the written permission of ILS, which such permission will not be unreasonably withheld or delayed. Distributor has an affirmative obligation to disclose the existence of this Exclusive Distribution Agreement to any bona fide entity looking to purchase the rights to the PRODUCTS or purchase Distributor or a majority ownership of its voting shares (whatever would constitute a majority at the time of the inquiry). Furthermore, any such purchase, assumption, or sale of Distributor of the PRODUCTS, in whole or part, must be expressly subject to the terms of this Agreement.

14.8	Attorney’s Fees.

In the event of any litigation or arbitration hereunder, the arbitrator or court shall award costs and reasonable attorneys' fees to the prevailing party.

14.9	Severability.

The terms of this Agreement are severable. If any term hereof is held invalid, illegal, or unenforceable for any reason whatsoever, such term shall be enforced to the fullest extent permitted by applicable law, and the validity, legality, and enforceability of the remaining terms shall not in any way be affected or impaired thereby.

Exhibit Listing:

The following Exhibits are attached to and made part of this Agreement:

Exhibit	Description
A	Purchase Order Form

*****

REMAINDER OF PAGE INTENTIONALLY BLANK

SIGNATURE PAGE FOLLOWS

*****

IN WITNESS WHEREOF, this Agreement has been duly executed by authorized representative of Main Avenue Pharmacy.

Innovative Laboratory Services, LLC

//Carlos Leon//
Signature
BY: Carlos Leon ITS: Managing Member

02/18/2016 Date Signed

IN WITNESS WHEREOF, this Agreement has been duly executed as an authorized representative of Distributor.

Distributor //Noel Mijares//
Signature
BY: Noel mijares ITS: Chief Executive officer

02/18/2016 Date Signed

ILS Purchase order form

Exhibit “A”

Purchase Order

Innovative Laboratory Solutions, LLC
1900 Purdy Avenue, #5
Miami Beach, FL 33139
800-615-0266
carlos@inodetox.com

Bank Information:
Innovative Laboratory Solutions
Regions Bank
Routing No.: 063104668
Account No.: 0198074121

Date Submitted: ____________

Purchase Order No.: ____________

Bill to:

Distributor Name: ____________

Customer Name: ____________

Address: ____________

City / State / Zip: ____________

Phone: ____________ Email: ____________

Delivery Destination:

Company Name: ____________

Address: ____________

City / State / Zip: ____________

Phone: ____________

ILS Product	Quantity	Unit Price	Total
		Sub Total	
		Tax	
		Total	

____
Signature of Customer

____
Signature of Distributor's Authorized Representative

- No Sales Tax on out-of-state sales
- FOB Miami OEM Ocean Freight